EXHIBIT 99.1

Reading International Announces Tenth Consecutive Quarter of Positive
EBITDA(1)

• Revenue was up 7.6% for the 2004 Quarter versus 2003

Los Angeles, California, - (PR NEWSWIRE) – August 9, 2004 – Reading International, Inc. (AMEX: RDI) announced today results for the second quarter ended June 30, 2004.

Second Quarter 2004 Highlights

•	Revenue at $25.1 million increased 7.6% compared to Q2 2003.

•	Total revenue per screen at $106,125, increased 6.3% compared to Q2 2003.

•	Tenth consecutive quarter of positive EBITDA(1), at $3.3 million for the quarter.

Second Quarter 2004 Discussion

     Revenue rose 7.6% to $25.1 million from $23.3 million in the 2003 quarter, assisted by currency effects and despite a lackluster performance in the US, primarily driven by our inability to show several first-line movies, as a result of our on-going antitrust dispute with several major distributors. The quarter’s strong box office performers were led by “Shrek 2,” followed by “Harry Potter 3,” “Troy” and “The Day After Tomorrow.”

     Revenue per screen of $106,125 increased from $99,842 in the 2003 quarter, driven by strong per-screen attendance increases in Australia, New Zealand and Puerto Rico. In Australia and Puerto Rico, the per-screen attendance increase was primarily driven by an overall increase in attendance. In New Zealand, currency was the primary driver. In the US, attendance was down, primarily as a result of the above-mentioned on-going antitrust dispute, which resulted in our inability to show such movies as “The Day After Tomorrow.”

     We achieved our tenth consecutive quarter of positive EBITDA(1), since the close of our consolidation transaction at the end of 2001. At $3.3 million, it was lower than the $5.1 million generated in the second quarter of 2003. This decrease was principally due to the fact that we recorded a one-time income of $2.8 million in the second quarter of 2003 reflecting a non-recurring gain realized on the settlement of certain Australian litigation and the recovery of related litigation expenses. Adjusting for these non-recurring items, EBITDA would have been $2.3 million. In the 2004 quarter, we recorded a realized currency gain of $0.9 million, which,

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as management believes it to be a relevant and useful measure to compare operating results among its properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

had it not occurred, would have resulted in an EBITDA(1) of $2.4 million, 4% higher than 2003, assuming no one-time income.

     As a percent of revenue, operating expense remained relatively constant at 78% in the 2004 quarter compared to 77% in the 2003 quarter. Ongoing focus on individual cinema expense levels was the primary driver for this.

     Depreciation and amortization expense grew $0.4 million or 18.5%, from $2.5 million to $2.9 million for the 2004 quarter. This increase was primarily due to the effect of currency fluctuations and due to the depreciation of assets acquired following the 2003 quarter.

     General and administrative expense grew $0.5 million or 15.8%, primarily due to a one-time credit in the 2003 quarter for reimbursed litigation expenses, ongoing litigation costs associated with our antitrust litigation as previously discussed and increasing costs due to the implementation of the requirements of the Sarbanes-Oxley Act.

     The other significant driver for the 2004 quarter, included in “other income,” was a $0.9 million realized currency translation gain. In the 2003 quarter, $2.8 million in litigation settlement and option release income was the driver, as previously discussed.

     As a result of the above, we reported a $0.6 million net loss for the 2004 quarter compared to a $1.4 million gain in the 2003 quarter. Once again, the continued strength of our EBITDA was the significant achievement for the quarter.

First Half 2004 Summary

•	Revenue increased by 7.0% to $48.4 million compared to $45.3 in the 2003 first half, as compared to an increase in operating expenses of 8.3%.

•	Total revenue per screen increased to $204,158 from $192,246 in the 2003 first half.

•	Depreciation and amortization grew to $6.0 million from $5.0 in the 2003 first half, driven by currency fluctuations and depreciation on newly acquired assets.

•	General and administrative expense increased to $7.2 million from $6.7 million in the 2003 first half, driven by the same issues that drove the quarter.

•	Other income at $2.8 million was flat compared to the 2003 first half. A realized currency gain in 2004 was the primary driver, as opposed to litigation settlement and option release income being the driver for the 2003 first half.

•	Net loss increased to $1.9 million, or $0.09 per share, from a loss of $0.5 million, or $0.02 per share in the first half of 2003.

•	EBITDA for the first half of 2004 at $6.0 million was flat compared to $6.3 million for the first half of 2003.

     Total assets at June 30, 2004 were $210.6 million compared to $222.9 million at December 31, 2003. The currency exchange rates for Australia and New Zealand as of June 30, 2004 were $0.6952 and $0.6322, respectively, and as of December 31, 2003, these rates were $0.7520 and $0.6557, respectively. As a result, currency negatively affected the balance sheet at June 30, 2004 compared to December 31, 2003.

     Cash and cash equivalents were down approximately $7.4 million at $14.4 million compared to $21.7 million at December 31, 2003. The decrease in cash was primarily driven by:

•	Cash deposits for new equipment and to support bank guarantees made in connection with the acquisition of the Anderson Cinemas circuit (see Subsequent Event discussion, below).

•	The negative currency effect from December 31, 2003;

•	Lower revenue receipts in the US; and

•	Increases in our prepaid assets, representing primarily workers’ compensation and general liability insurances purchased in the 2004 first half;

     As a result of the above, our working capital has become negative at $4.6 million compared to a positive $0.8 million at December 31, 2003. Negative working capital is typical in the cinema industry, due to the lag time between the collection of box office and concession receipts and the payment of film distributors and vendors.

     The resulting stockholders’ equity was $98.8 million at June 30, 2004.

Management Changes

     As a part of our continued process to upgrade our management capabilities and with a view to bolstering out real estate capabilities, we have made the following appointments in Australia during the first half of the year:

•	Wayne Smith was appointed as Executive Director of Australia and New Zealand to head our operations in that geographic area. Wayne brings to Reading 20 years of experience in cinema operations and property management gained at Hoyts Cinema Limited, his last position there being General Manager Property.

•	Ian Sands was appointed Operations Director for Australia and New Zealand, responsible for the Company’s day-to-day cinema operations. Ian has 30 years of exhibition and distribution experience in the cinema industry with Village Roadshow, his last position there being Managing Director and Chairman of Village Roadshow Distribution.

•	John Willey was appointed Development Director, responsible for future development opportunities in Australia and New Zealand, as well as oversight of the day-to-day administration and management of all our leasehold and freehold property. John brings with him a wealth of experience in property development and architectural experience plus first-hand exposure to the cinema and shopping center industries.

•	Jeremy Marsden was appointed Operations Manager Property, primarily responsible for all property and asset management, facility management, property leasing and administering our leasehold cinema portfolio. Jeremy has property valuation management and project delivery experience gained in both Australia and the UK.

Subsequent Events

     During the second quarter 2004, the Company contracted with the principal stockholders of Australia-based Anderson Cinemas to acquire, subject to due diligence and the satisfaction of certain other conditions to closing, their interest in that circuit. As ownership of the various cinemas in the circuit was divided amongst a variety of entities and subject to the claims of a variety of creditors, the acquisitions, which closed subsequent to the end of the second quarter, were ultimately structured as the acquisition of (i) the shares of one company, which owns as its sole asset the 10-screen leasehold cinema at Epping (a suburb of Melbourne), (ii) agreements to lease with respect to two leasehold cinemas currently under construction at Rhodes Peninsula (8 screens) (a suburb of Sydney) and Westlakes (7 screens) (a suburb of Adelaide), and (iii) three existing leasehold cinemas at Colac (2 screens), Melton (5 screens) and Sunbury (5 screens) (all suburbs of Melbourne). In total, the Company paid approximately AUD$6.0 million and assumed liabilities estimated at approximately AUD$10.0 million (including approximately AUD$7.0 million in connection with the fit out of the Rhodes Peninsula and Westlakes cinemas). The Rhodes Peninsula and Westlakes cinemas are currently scheduled to open in the fourth quarter 2004.

     During the second quarter of 2004, we entered into four separate agreements which, together, provide for the acquisition of six existing New Zealand cinemas, representing 27 screens, and in the case of three of these cinemas, the fee interests underlying such cinemas. The cinemas are being acquired for an aggregate purchase price of NZ$10.4 million, representing a multiple of approximately 5 times projected cash flow. The fee interests are being acquired for an aggregate purchase price of NZ$11.0 million, representing a cap rate of approximately 9%. The agreements are subject to a number of conditions, including satisfactory completion of due diligence. The Due Diligence period is scheduled to expire on August 10, and we currently anticipate that the transactions will close prior to the end of August. The acquisitions are consistent with our plan to expand our cinema operations in Australia and New Zealand. Upon the closing of the acquisitions, we will own directly 7 cinemas representing 37 screens and own indirectly through our Berkeley joint venture an additional 21 screens in 4 cinemas in New Zealand. Two of the newly acquired cinemas have the capacity for 4 additional screens, and our Berkeley joint venture will open this December an additional 8-screen state-of-the-art multiplex in the Auckland area. Completion of these expansion screens and this additional cinema will increase our New Zealand screen count to 70 screens in 12 cinemas. It is anticipated that substantially all of the acquisition costs of these cinemas and fee interests will be financed through New Zealand based bank financing.

     During the second quarter of 2004, the Company entered into a letter of intent with a possible purchaser of the Company’s cinemas in Puerto Rico specifying a sale price of approximately $6.5 million. These assets are currently carried on our books at $2.2 million. On August 4, 2004, we agreed to an extension of the due diligence period through August 25, 2004, in order to provide the Buyer with additional time to negotiate lease assignment terms with one of the Company’s landlords. The sale of these cinemas remains subject to due diligence and the negotiation and execution of definitive transactional documents. Accordingly, no assurances can be given that the letter of intent will eventually result in a sale of the Company’s cinemas in Puerto Rico.

     On August 4, 2004, we entered into an agreement to purchase for $12 million the approximately 7,840 square-foot fee interest underlying our current leasehold estate in the Cinemas 1, 2 & 3 property located in Manhattan on 3rd Avenue between 58th Street and 59th Street. The ownership of the Cinemas 1, 2 & 3 property is currently divided into three ownerships: the fee interest (which we now have under contract to purchase), the ground lease and improvements, (which are owned by Sutton Hill Capital LLC but which we, as described in our Annual Report on Form 10-K, have an option to purchase as a part of a pool of assets in 2010), and our current space lease which also runs until 2010. This fee interest is being acquired consistent with our business philosophy of owning, where feasible, the fee interests underlying our various cinema and theater properties. In consideration of Sutton Hill Capital’s agreement to sell its interest in the ground lease and improvements to us outside of the aforementioned option to purchase, we will grant them an option to acquire a 25% membership interest in the LLC set up to acquire the fee interest in the Cinemas property.

     On June 10, 2004, we were advised by the purchaser of our Sutton Cinema complex on 57th Street in Manhattan that they intend to pre-pay the $13 million purchase money promissory note issued to us in connection with our sale of our interest in that property last year. On August 2, 2004, we received a notice from the purchaser triggering a 30-day review period with regards to our potential investment in the redevelopment of that property. We are currently reviewing whether or not to exercise our option to acquire at cost up to a 25% interest in the mixed use retail and residential condominium redevelopment currently planned for that property, or to accept, in lieu of that option, $650,000. Exercise of the option to acquire a 25% interest would require an investment of approximately $2.2 million.

Russell 3000® Index

     On July 1, 2003 Reading International, Inc. joined the Russell 3000® Index. Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000®. The largest 1,000 companies in the ranking comprise the Russell 1000® Index while the remaining 2,000 companies become the widely used Russell 2000® Index. On July 1, 2004, Reading International, Inc. was reaffirmed as a member of the Russell 2000® Index for the 2004/5 year.

About Reading International, Inc.

     Reading International is in the business of owning and operating cinemas and live theaters and developing, owning and operating real estate assets. Our business consists primarily of:

•	the development, ownership and operation of cinemas in the United States, Australia, New Zealand, and Puerto Rico;

•	the ownership and operation of “Off Broadway” style live theaters in Manhattan and Chicago; and

•	the development, ownership and operation of commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand.

     Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/), and

o	City Cinemas brand (http://citycinemas.moviefone.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/),

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands,

o	and in Puerto Rico, under the CineVista brand.

     Statements in this release about the Company’s future financial performance, customer relationships, initiatives to develop new ETRC’s and cinemas and the market potential for entertainment services are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could impact Reading International’s future results include changes in demand and market growth rates, the availability of film and live theater product, the effect of competition, pricing pressures, exchange rate fluctuations and the viability and market acceptance of new developments. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information about Reading International’s risks is available in the Company’s annual report on Form 10-K and other filings made from time to time with the Securities and Exchange Commission.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc. (213) 235 2240

[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Loss (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Statements of Operations	2004	2003	2004	2003
Revenue	$25,066	$23,285	$48,404	$45,255
Operating expense
Cinema/live theater/real estate	19,563	17,950	37,916	35,012
Depreciation and amortization	2,916	2,460	5,957	4,957
General and administrative	3,662	3,162	7,171	6,650

Operating loss	(1,075)	(287)	(2,640)	(1,364)
Interest expense, net	812	807	1,505	1,587
Other income	(1,562)	(3,037)	(2,753)	(2,905)
Income tax provision	134	456	435	285
Minority interest	125	69	110	196

Net (loss) income	$(584)	$1,418	$(1,937)	$(527)

Basic and diluted (loss) earnings per share	$(0.03)	$0.06	$(0.09)	$(0.02)

EBITDA*	3,278	5,141	5,960	6,302

EBITDA change	(1,863)		(342)

* EBITDA presented above is net (loss) income adjusted for interest expense (net of interest income), income tax benefit, and depreciation and amortization expense. Reconciliation of EBITDA to the net (loss) income is presented below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net (loss) income	$(584)	$1,418	$(1,937)	$(527)
Less: Interest expense, net	812	807	1,505	1,587
Add: Income tax provision	134	456	435	285
Less: Depreciation and amortization	2,916	2,460	5,957	4,957

EBITDA	$3,278	$5,141	$5,960	$6,302

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue
Cinema	$21,336	$20,042	$41,012	$39,077
Live Theater	1,053	1,281	1,878	2,359
Rental/real estate	2,677	1,962	5,514	3,819

	25,066	23,285	48,404	45,255

Operating expense
Cinema	17,558	15,958	34,117	31,283
Live Theater	640	681	1,167	1,294
Rental/real estate	1,365	1,311	2,632	2,435
Depreciation and amortization	2,916	2,460	5,957	4,957
General and administrative	3,662	3,162	7,171	6,650

	26,141	23,572	51,044	46,619

Operating loss	(1,075)	(287)	(2,640)	(1,364)
Non-operating (income) expense
Interest income	(259)	(290)	(595)	(429)
Interest expense	1,071	1,097	2,100	2,016
Other income	(1,562)	(3,037)	(2,753)	(2,905)

(Loss) income before income taxes and minority interest	(325)	1,943	(1,392)	(46)
Income tax provision	134	456	435	285

(Loss) income before minority interest	(459)	1,487	(1,827)	(331)
Minority interest expense	125	69	110	196

Net (loss) income	(584)	1,418	(1,937)	(527)

Basic (loss) earnings per share	$(0.03)	$0.06	$(0.09)	$(0.02)
Weighted average number of shares outstanding – basic	21,899,290	21,821,142	21,899,290	21,821,142

Diluted (loss) earnings per share	$(0.03)	$0.06	$(0.09)	$(0.02)
Weighted average number of shares outstanding – diluted	21,899,290	22,192,569	21,899,290	21,821,142

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	(Unaudited)
	June 30,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$14,346	$21,735
Note receivable	13,000	—
Investment in marketable securities	35	85
Receivables	5,331	4,787
Inventory	633	518
Restricted cash	1,325	456
Prepaid and other current assets	3,491	2,612

Total current assets	38,161	30,193
Rental property, net	7,656	7,916
Property and equipment, net	114,839	119,439
Property held for development	24,403	26,396
Investment in joint ventures	4,834	4,482
Note receivable	—	13,000
Capitalized leasing costs, net	366	411
Intangible assets, net	11,687	12,248
Goodwill, net	5,070	5,090
Other noncurrent assets	3,582	3,691

Total assets	$210,598	$222,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable	$14,119	$13,222
Film rent payable	4,111	4,489
Notes payable – current portion	15,185	1,930
Income taxes payable	6,885	7,046
Deferred revenue	1,294	1,561
Other current liabilities	1,215	1,148

Total current liabilities	42,809	29,396
Notes payable – long-term portion	53,691	69,215
Deferred real estate revenue	760	1,143
Other noncurrent liabilities	10,416	10,133

Total liabilities	107,676	109,887
Commitments and contingencies	—	—
Minority interest in consolidated affiliates	4,167	4,488
Stockholders’ equity
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 33,908,310 issued and 19,916,876 shares outstanding at June 30, 2004 and December 31, 2003, respectively	199	199
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized, 1,982,414 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	20	20
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized	—	—
Additional paid-in capital	123,516	123,516
Accumulated deficit	(48,377)	(46,440)
Accumulated other comprehensive income	23,397	31,196

Total stockholders’ equity	98,755	108,491

Total liabilities and stockholders’ equity	$210,598	$222,866